Exhibit 16.1

September 5, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Change in Principal Auditor” in the Registration Statement Form S-1, confidentially submitted on September 5, 2014, of Nexvet Biopharma plc and are in agreement with the statements contained in the first and second paragraphs therein. We have no basis to agree or disagree with other statements contained therein.

Regarding the statement concerning the lack of internal control to prepare financial statements included in the second paragraph under the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Change in Principal Auditor,” we had considered such matter in determining the nature, timing and extent of procedures performed in our audits of Nexvet Biopharma Pty Ltd’s 2012 and 2013 financial statements which were audited in accordance with generally accepted auditing standards in Australia and prepared in accordance with international financial reporting standards generally accepted in Australia.

Sincerely,

/s/ Ernst & Young

Melbourne, Victoria

Australia